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                                                   EXHIBIT 99.1
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
Contact:   Alexion Pharmaceuticals, Inc.      Noonan/Russo Communications, Inc.       Rx Communications
           Leonard Bell, M.D.                 Ernie Knewitz (Media)                   Rhonda Chiger (Investor)
           President & CEO                    (212) 696-4455 Ext. 204                 (917) 322-2569
           (203) 272-2596
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ALEXION PHARMACEUTICALS AND PROCTER & GAMBLE PHARMACEUTICALS ANNOUNCE SUCCESSFUL
                   REVISION OF THEIR COLLABORATION AGREEMENT

- Alexion to Share Development and Commercial Responsibility for Pexelizumab and
                      Receive Greater Commercial Return -


CHESHIRE, Conn., December 12, 2001 -- Alexion Pharmaceuticals Inc. (Nasdaq:ALXN) announced today that it has agreed with Procter & Gamble Pharmaceuticals to revise their Collaboration Agreement regarding Alexion's lead drug candidate, pexelizumab. Under this new structure, Alexion will play a substantially increased role in the development and commercial success of pexelizumab.

Under a binding Memorandum of Understanding, Alexion and Procter & Gamble have agreed to more equally share in the development and success of Alexion's lead compound. Under the terms of this agreement, Alexion will share responsibility for all future development and commercialization costs for pexelizumab, including clinical, manufacturing, marketing and sales efforts. In return, Alexion will receive a greater role in development and commercial decisions. Further, Alexion will be entitled to perform approximately half of the sales efforts for pexelizumab, if and when the product is approved for commercial sale, and will receive approximately half of the profitability of pexelizumab.

The new structure relates to development and commercialization in the United States only. Procter & Gamble will remain responsible for development and commercialization in the rest of the world, where Alexion will be entitled to receive a percentage of sales.

"Recent developments in our clinical programs have convinced us of pexelizumab's clinical and commercial potential," said Leonard Bell, M.D., President and Chief Executive Officer of Alexion. "With that in mind, as well as the strong clinical development infrastructure and cash position Alexion has built, we approached Procter & Gamble many months ago regarding Alexion's interest in assuming a greater role in the development and commercialization of pexelizumab. We are very pleased that Procter & Gamble has agreed to allow Alexion to assume this substantially enhanced role. Procter & Gamble's management of the program to date is responsible for the current successes of pexelizumab, and we look forward to aggressively moving the program forward together."

Alexion previously announced that following discussions with the Food and Drug
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Administration, it and Procter & Gamble are preparing to initiate a pivotal
Phase III clinical trial of pexelizumab in approximately 3,000 patients undergoing coronary artery bypass graft (CABG) surgery with cardiopulmonary bypass (CPB). The trial is expected to enroll its first patient by the end of this year. The trial is referred to as "Pexelizumab for Reduction in Infarction and MOrtality in Coronary Artery Bypass Graft Surgery," or "PRIMO-CABG." In addition, the companies are currently conducting two large Phase II studies with pexelizumab in acute myocardial infarction patients. According to the AHA, approximately 550,000 coronary artery bypass graft surgery procedures were performed in the U.S. in 1998.

"Pexelizumab is a promising drug in our development pipeline," said Mark Collar, President of Procter & Gamble Pharmaceuticals, Inc. "Allowing Alexion a bigger participation in the pexelizumab program is a win/win for both companies."

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion's two lead product candidates, pexelizumab and 5G1.1, are currently in eight clinical development programs. Alexion is developing pexelizumab, an antibody fragment, in collaboration with Procter & Gamble Pharmaceuticals. Together the firms have completed a Phase IIb clinical study with pexelizumab in cardiopulmonary bypass patients, and are currently conducting two large Phase II studies with pexelizumab in acute myocardial infarction patients. Alexion's other lead product candidate, 5G1.1, has completed a Phase II trial for the treatment of rheumatoid arthritis. 5G1.1 is also in Phase II trials for the treatment of membranous nephritis and for lupus nephritis, and in earlier stage clinical trials for the treatment of dermatomyositis and pemphigoid. Additionally, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc., Alexion is engaged in discovering and developing a portfolio of additional antibody therapeutics targeting severe unmet medical needs. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.alexionpharm.com.

Procter & Gamble Pharmaceuticals is a part of Procter & Gamble Health Care, a division of the Procter & Gamble Company - a $40 billion global leader in the development, manufacturing, and marketing of a broad range of consumer goods. In prescription drugs, Procter & Gamble is focusing on musculoskeletal and cardiovascular health, as well as anti-infective therapies. Some of Procter & Gamble's leading prescription products include Actonel(R) (risedronate sodium), Didronel(R) (etidronate disodium), Asacol(R) (mesalamine), and Macrobid(R) (nitrofurantoin monohydrate macrocrystals).

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs or inability to move forward to the next Phase of clinical development), the need for additional research and testing, delays in developing or arranging satisfactory manufacturing capability, inability to access capital and funding on a timely basis and on favorable terms, delays in development of or adverse changes in status of commercial relationships, the possibility that favorable results of earlier clinical trials are not predictive of
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safety and efficacy results in larger clinical trials, dependence on Procter &
Gamble Pharmaceuticals for performance of development and commercial matters related to pexelizumab, the risk that third parties won't agree to license us on reasonable terms their intellectual property necessary for us to develop and commercialize our products, and a variety of other risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the year ended July 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.